Exhibit 99.1

CONVERGYS NEWS RELEASE

Convergys Reports Third-Quarter EPS of $0.30 — Reaches HRO Contract Resolution

(Cincinnati; October 26, 2007) — Convergys Corporation (NYSE: CVG), a global leader in providing customer care, human resources, and billing services, announced today its financial results for the third quarter of 2007.

HIGHLIGHTS

•	Resolution reached on a large HRO contract with no additional expensing of implementation costs expected

•	Earnings of $0.30 per diluted share in the third quarter

•	Continue to expect record revenue and EPS in 2007

Convergys third quarter revenues were $703.7 million. Growth in revenues from Employee Care and Customer Care was offset by a decline in Information Management primarily due to anticipated client migrations. Convergys operating income of $63.0 million increased 8 percent from the previous quarter and compared to $69.7 million in the same period a year ago. Net income of $41.8 million increased 8 percent from the previous quarter and compared to $45.2 million in the same period a year ago. Earnings in the third quarter were $0.30 per diluted share compared to $0.28 per diluted share in the previous quarter and $0.32 per diluted share in the same period a year ago.

“I’m pleased to report that we successfully resolved the issues related to a large Employee Care contract. We also maintained strong profitability and international growth in our Information Management business during the quarter. In Customer Care, however, operating results continue to be below our expectations. As a result, we’re taking actions to drive additional operating efficiencies and revenue growth in that business, and we believe these actions will have a long-term positive effect,” said Dave Dougherty, President and CEO of Convergys. “We’re three quarters into the year and still plan on delivering record revenue and EPS in 2007, and expect record revenue and EPS next year as well.”

Operating Performance by Segment

Customer Care

Customer Care revenues of $462.9 million were up 2 percent compared to the same period last year. Strong growth from several existing clients in the Communications vertical contributed to the revenue growth. Customer Care operating income and operating margin were $40.4 million and 8.7 percent, respectively, compared to $54.5 million and 12.0 percent in the prior year. The impact of revenue growth and cost saving initiatives was offset by increased labor costs, capacity expansion costs incurred to support the anticipated growth of existing and new clients, and additional foreign exchange related expense due to the weakened US dollar of approximately $3 million net of hedges.

Information Management

Information Management revenues of $177.6 million were down 10 percent compared to the same period last year. Strong growth in international operations partially offset the anticipated declines in revenue from North American client migrations. At the same time, operating income was up $2.8 million, or 9 percent compared to the prior year period. Operating margin increased to 19.2 percent compared to 15.9 percent in the same period last year. This significant improvement resulted from our continued focus on reducing costs. Operating income for the third quarter includes a $3.4 million restructuring charge related to a facility closure in the United Kingdom to better align cost structure to future business needs.

Employee Care

Employee Care revenues of $63.2 million increased 24 percent compared to $50.8 million in the same period last year. This reflects growth with clients in early-stage, live operation. Employee Care operating loss of $8.3 million improved 3 percent compared to the prior year. Additional costs incurred during the early stages of new client programs were offset by improved employee productivity.

Other Items

•

Convergys incurred approximately $3 million in long-term compensation expenses compared to approximately $8 million in the same period last year. This decrease reflects the impact of recent share price performance and Convergys’ pay-for-performance policy.

•	The effective tax rate was 32.8 percent, compared to 34.5 percent the same period last year. The lower tax rate was due to a benefit from improved international performance.

•	The increase in deferred charges, net of amortization and implementation revenue received in the quarter, was $23.4 million.

•	Convergys repurchased 5.1 million shares during the quarter at a cost of $88.7 million for an average price of $17.23 per share.

Forward Financial Guidance

•

Earnings of $0.89 per diluted share in the first nine months of 2007 keep Convergys on track to achieve full year EPS of approximately $1.20. We expect to achieve this guidance despite a second quarter charge of $6 million related to a large HRO implementation, a third quarter restructuring charge of $3 million, and additional currency impact in the second half of the year of approximately $4 million net of hedges due to the weakened US dollar.

•	Not included in this guidance is the potential for additional cost actions to further streamline the business.

FORWARD-LOOKING STATEMENTS DISCLOSURE AND “SAFE HARBOR” NOTE:

This news release contains forward-looking statements that reflect Convergys’ expectations as of October 26, 2007. Actual results of Convergys could differ materially from those discussed herein. Potential risk factors that could cause or contribute to actual results being materially different from those in the forward-looking statements include, but are not limited to, the loss of a significant client or significant business from a client, difficulties in completing a contract or implementing its provisions, difficulties in completing or implementing an acquisition, continued consolidation in the markets we serve, terrorist activities and responses of the United States and other nations to such activities, changes in the legal and regulatory environment in which Convergys and its clients operate, and competitive and other factors disclosed in the Form 10-K for the year ended December 31, 2006, and subsequent filings with the SEC by Convergys Corporation. The company has no current intention of updating any forward-looking statements that may be included herein, other than in publicly available statements.

NON-GAAP FINANCIAL MEASURES:

This news release contains non-GAAP financial measures as defined by the Securities and Exchange Commission Regulation G. Pursuant to the requirements of this regulation, reconciliations of these non-GAAP measures to their comparable GAAP measures are included in the attached financial tables.

Convergys provides non-GAAP free cash flow and revenues excluding AT&T. Convergys’ management believes that these non-GAAP financial measures provide management and investors with (1) a more comprehensive understanding of the company’s underlying performance, (2) a useful comparison of current results with past and future results, and (3) an enhanced understanding of the company’s prospects for the future. However, Convergys recognizes that there are limitations associated with the use of these non-GAAP financial measures as they do not reflect all of the amounts associated with our results as determined in accordance with GAAP. These non-GAAP measures should be considered supplemental in nature and should not be considered in isolation or be construed as being more important than comparable GAAP measures. The non-GAAP financial information that we provide may be different from that provided by our competitors or other companies.

As described above, Convergys uses the following non-GAAP measures:

Free cash flow — Management uses free cash flow to assess the financial performance of the company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the company to the capital that is spent to continue and improve business operations, such as investment in the company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the company’s balance sheet, to repurchase the company’s stock and to repay the company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Revenues excluding AT&T – In December 2006, Cingular became a wholly owned subsidiary of AT&T. The company uses revenues excluding AT&T to assess the revenue growth of the business excluding the impact of Cingular’s migration of subscribers off billing systems that Convergys supported for a predecessor company.

Beginning in 2005, the company assisted Cingular with migrating subscribers off the AT&T Wireless billing systems onto Cingular’s in-house systems, one of which Convergys continues to support in a managed services environment. The Cingular migration was completed during the first quarter of 2007. Limitations associated with the use of this non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure, revenues excluding AT&T, and the GAAP measure, revenues, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

CONFERENCE CALL NOTE:

Convergys will host a conference call on Friday, October 26, at 10:00 AM, EDT, to discuss the company’s third quarter results. It will feature President and CEO Dave Dougherty and Earl Shanks, CFO. This call will be carried live (with scheduled repeats) on the Internet. A link to the conference call is available at www.convergys.com

About Convergys

Convergys Corporation (NYSE: CVG) is a global leader in providing customer care, human resources, and billing services. Convergys combines specialized knowledge and expertise with solid execution to deliver outsourced solutions, consulting services, and software support. Clients in more than 70 countries speaking nearly 35 languages depend on Convergys to manage the increasing complexity and cost of caring for customers and employees. Convergys serves the world’s leading companies in many industries including communications, financial services, technology, and consumer products.

Convergys is a member of the S&P 500 and a Fortune Most Admired Company. Headquartered in Cincinnati, Ohio, Convergys has approximately 75,000 employees in 79 customer contact centers, three data centers, and other facilities in the United States, Canada, Latin America, Europe, the Middle East, and Asia. For more information visit www.convergys.com

(Convergys and the Convergys logo are registered trademarks of Convergys Corporation.)

To receive Convergys news releases by email, click on http://www.convergys.com/news_email.html

Investor Contact:

David Stein, Vice President of Investor Relations

+1 513 723 7768 or investor@convergys.com

Media Contact:

John Pratt, Corporate Communications

+1 513 723 3333 or john.pratt@convergys.com

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Convergys Corporation

Consolidated Statements of Income

(Unaudited)

	For the Three Months Ended Sep. 30,		%	For the Nine Months Ended Sep. 30,		%
(In millions except per share amounts)	2007	2006	Change	2007	2006	Change
Revenues	$703.7	$702.7	0	$2,130.6	$2,069.8	3
Costs and Expenses:
Cost of Providing Services and Products Sold	456.8	439.9	4	1,377.2	1,301.9	6
Selling, General and Administrative	131.0	135.8	(4)	412.8	400.6	3
Research and Development Costs	18.9	22.0	(14)	57.6	63.8	(10)
Depreciation	28.5	33.3	(14)	86.8	98.4	(12)
Amortization	2.1	2.0	5	6.5	10.6	(39)
Restructuring Charges	3.4	0.0	NA	3.4	0.0	NA

Total Costs and Expenses	640.7	633.0	1	1,944.3	1,875.3	4

Operating Income	63.0	69.7	(10)	186.3	194.5	(4)
Equity in Earnings of Cellular Partnerships	2.2	4.2	(48)	7.8	7.1	10
Other Income, net	1.2	0.8	50	3.9	1.9	105
Interest Expense	(4.2)	(5.7)	(26)	(13.6)	(17.2)	(21)

Income Before Income Taxes	62.2	69.0	(10)	184.4	186.3	(1)
Income Taxes	20.4	23.8	(14)	60.2	64.6	(7)

Net Income	$41.8	$45.2	(8)	$124.2	$121.7	2

Earnings Per Common Share
Basic	$0.31	$0.33	(6)	$0.92	$0.88	5

Diluted	$0.30	$0.32	(6)	$0.89	$0.86	3

Weighted Average Common Shares Outstanding
Basic	133.7	138.0		135.6	138.8
Diluted	137.1	141.4		139.4	142.0

Market Price Per Share
High	$24.85	$21.26		$27.26	$21.26
Low	$14.67	$18.09		$14.67	$15.43
Close	$17.36	$20.65		$17.36	$20.65

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended Sep. 30, 2007.

Convergys Corporation

Consolidated Balance Sheets

	(Unaudited)
(In millions)	Sep. 30, 2007	Dec. 31, 2006
Assets

Cash and Cash Equivalents	$116.9	$235.9
Receivables—Net	591.5	545.6
Other Current Assets	145.9	148.7
Property and Equipment—Net	358.3	368.6
Other Assets	1,296.9	1,241.5

Total Assets	$2,509.5	$2,540.3

Liabilities and Shareholders’ Equity

Debt Maturing in One Year	$16.0	$83.9
Other Current Liabilities	383.1	512.0
Other Liabilities	328.2	229.7
Long-Term Debt	259.2	259.6
Common Shareholders’ Equity	1,523.0	1,455.1

Total Liabilities and Shareholders’ Equity	$2,509.5	$2,540.3

Convergys Corporation

Summarized Statement of Cash Flow

(Unaudited)

	For the Three Months Ended Sep. 30,			For the Nine Months Ended Sep. 30,
(In millions)	2007	2006		2007		2006
Cash provided by operating activities	$5.9	$114.0		$111.0		$234.2
Cash provided by (used in) investing activities	10.6 (a)	(31.1	)(a)	(43.7	)(b)	(75.4	)(b)
Cash used in financing activities	(121.4)	(33.6)		(186.3)		(104.4)

Net increase (decrease) in cash	($104.9)	$49.3		($119.0)		$54.4

(a)	Includes $31.3 and $24.3 of capital expenditures, net, for the three months ended Sept. 30, 2007 and 2006, respectively.
(b)	Includes $76.9 and $74.4 of capital expenditures, net, for the nine months ended Sept. 30, 2007 and 2006, respectively.

Convergys Corporation

Segment Revenues and Operating Income

(Unaudited)

	For the Three Months Ended Sep. 30,		% Change	For the Nine Months Ended Sep. 30,		% Change
(In millions)	2007	2006		2007	2006
Revenues:
Customer Care	$462.9	$454.8	2	$1,392.5	$1,335.0	4
Information Management	177.6	197.1	(10)	546.9	581.3	(6)
Employee Care	63.2	50.8	24	191.2	153.5	25

Total	$703.7	$702.7	0	$2,130.6	$2,069.8	3

Operating Income (Loss):
Customer Care	$40.4	$54.5	(26)	$141.4	$148.9	(5)
Information Management	34.1	31.3	9	97.8	93.3	5
Employee Care	(8.3)	(8.6)	(3)	(32.8)	(26.4)	24
Corporate and Other	(3.2)	(7.5)	(57)	(20.1)	(21.3)	(6)

Total	$63.0	$69.7	(10)	$186.3	$194.5	(4)

The above amounts reflect the Company’s results of operations, as reported under U.S. Generally Accepted Accounting Principles (U.S. GAAP), that will be presented in the Convergys 10-Q for the quarterly period ended Sep. 30, 2007.

CONVERGYS CORPORATION

Reconciliation of Cash Provided by Operating Activities to Free Cash Flow

(Unaudited)

	For the Three Months Ended Sep. 30,		For the Nine Months Ended Sep. 30,
(In millions)	2007	2006	2007	2006
Cash provided by operating activities	$5.9	$114.0	$111.0	$234.2
Capital expenditures, net	(31.3)	(24.3)	(76.9)	(74.4)

Free cash flow (a non-GAAP measure)	$(25.4)	$89.7	$34.1	$159.8

Free cash flow - Management uses free cash flow to assess the financial performance of the Company. Convergys’ management believes that free cash flow is useful to investors because it relates the operating cash flow of the Company to the capital that is spent to continue and improve business operations, such as investment in the Company’s existing businesses. Further, free cash flow facilitates management’s ability to strengthen the Company’s balance sheet, to repurchase the Company’s stock and to repay the Company’s debt obligations. Limitations associated with the use of free cash flow include that it does not represent the residual cash flow available for discretionary expenditures as it does not incorporate certain cash payments including payments made on capital lease obligations or cash payments for business acquisitions. Management compensates for these limitations by using both the non-GAAP measure, free cash flow, and the GAAP measure, cash from operating activities, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.

Convergys Corporation

Reconciliation of GAAP Revenues to Revenues Excluding AT&T

(Unaudited)

(In millions)	Consolidated
Third Quarter 2007

Revenues as reported	$703.7
Adjustments:
Revenues from AT&T	108.8

Revenues excluding AT&T (a non-GAAP measure)	$594.9

Year to Date 2007

Revenues as reported	$2,130.6
Adjustments:
Revenues from AT&T	321.9

Revenues excluding AT&T (a non-GAAP measure)	$1,808.7

Third Quarter 2006

Revenues as reported	$702.7
Adjustments:
Revenues from AT&T	116.6

Revenues excluding AT&T (a non-GAAP measure)	$586.1

Year to Date 2006

Revenues as reported	$2,069.8
Adjustments:
Revenues from AT&T	351.6

Revenues excluding AT&T (a non-GAAP measure)	$1,718.2

In December 2006, Cingular became a wholly owned subsidiary of AT&T. The Company uses revenues excluding AT&T to assess the revenue growth of the business excluding the impact of Cingular’s migration of subscribers off billing systems that Convergys supported for a predecessor company. Beginning in 2005, the Company assisted Cingular with migrating subscribers off the AT&T Wireless billing systems onto Cingular’s in-house systems, one of which Convergys continues to support in a managed services environment. The Cingular migration was completed during the first quarter of 2007. Limitations associated with the use of this non-GAAP measure include that this measure does not include all of the amounts associated with our results as determined in accordance with GAAP. Management compensates for these limitations by using both the non-GAAP measure, revenues excluding AT&T, and the GAAP measure, revenues, in its evaluation of performance. There are no material purposes for which we use this non-GAAP measure beyond the purposes described above.